Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of January 21, 2014 (“Effective Date”) between BioMarin Pharmaceutical Inc., a Delaware corporation, with offices at 105 Digital Drive, Novato, CA 94949, (“BioMarin”) and Repligen Corportion, a Delaware corporation with offices at 41 Seyon Street, Building 1, Suite 100, Waltham, MA 02453 (“Repligen”). Repligen and BioMarin shall also be referred to herein individually as “Party” and collectively as “Parties”.

WHEREAS, Repligen controls certain intellectual property relating to proprietary histone deacetylase (“HDAC”) inhibitors, and has a license to certain other intellectual property related to the same subject matter under the Scripps Agreement (as defined below); and

WHEREAS, BioMarin and Repligen desire to enter into this Agreement under which BioMarin will acquire Repligen’s intellectual property assets in such HDAC inhibitors and assume Repligen’s rights and obligations under the Scripps Agreement.

Now, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS.

In this Agreement, the following words and expressions shall be construed as follows:

1.1 “Affiliate” means any person, corporation, company, partnership, joint venture, firm or other entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” will mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock or shares entitled to vote for the election of directors and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “Back-up Product” means any Product other than the [**Confidential Treatment Requested**]

1.3 “Chronic Toxicology Studies” means a GLP study with a [**Confidential Treatment Requested**]

1.4 “[**Confidential Treatment Requested**] Histone Deacetylase Inhibitor” means an inhibitor with [**Confidential Treatment Requested**] activity towards [**Confidential Treatment Requested**]

1.5 “Combination Product” means either: (a) any pharmaceutical product that consists of a Product and at least one other active ingredient that is not a Product; or (b) any combination of a Product and another pharmaceutical product that contains at least one other active ingredient that is not a Product where, in each case, such products are not formulated together but are sold together as a single product and invoiced as one product.

1.6 “Commercially Reasonable Efforts” means, in reference to a Party’s obligation to perform or achieve a specified obligation or goal with respect to a particular compound or product, efforts that are comparable in quality and scope to those efforts that are generally used by such Party to perform or achieve a comparable obligation or goal with respect to a pharmaceutical product in respect of which such Party owes no royalties or similar third party payments, which has the same regulatory requirements or status (for example, requires a prescription or is available over-the-counter), is at a comparable stage of development or product life to the relevant compound or product, and that has similar market potential to the relevant compound or product, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product and relevant regulatory circumstances. Without limiting the foregoing, Commercially Reasonable Efforts require that a Party: [**Confidential Treatment Requested**]

1.7 “Confidential Information” has the meaning set forth in Section 9 of this Agreement.

1.8 “Control” or “Controlled” means: (i) with respect to any Information and/or Patents, the possession by a Party of the ability to grant a license or sublicense of such Information and/or Patents as provided herein, and/or (ii) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein, in each case without violating the terms of any agreement or arrangement between such Party and any third party.

1.9 “[**Confidential Treatment Requested**] Product” has the meaning set forth in Section 4.2(c).

1.10 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.11 “EMA” means the European Medicines Agency or any successor entity.

1.12 “Executive Officer” means, with respect to Repligen, its Chief Executive Officer, and with respect to BioMarin, its Chief Executive Officer.

1.13 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.14 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.15 “First Commercial Sale” means, with respect to a particular Product in a particular country, the first arms-length sale to a Third Party of such Product in such country after Regulatory Approval has been obtained in such country. First Commercial Sale shall not include any transfer or disposition of a sample or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, named patient, indigent access or patient assistance program), or for preclinical, clinical or regulatory purposes.

1.16 “First FA Library Compound” means the first Library Compound, other than the [**Confidential Treatment Requested**]

1.17 “First FA Library Product” means a Library Product that [**Confidential Treatment Requested**]

1.18 “First Non-FA Library Compound” means the first Library Compound, [**Confidential Treatment Requested**]. For the avoidance of doubt, the [**Confidential Treatment Requested**]

1.19 “First Non-FA Library Product” means a Library Product that contains the First Non-FA Library Compound.

1.20 “Generic Product” means, with respect to a Product in a particular country, another pharmaceutical product that: [**Confidential Treatment Requested**]

1.21 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.22 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.23 “Indication” means a medically distinct and differentiable human disease, condition or disorder. For clarity, all forms of Friedreich’s Ataxia shall be considered the same Indication.

1.24 “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, improvements, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.25 “Laws” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.26 “Library Compound” means any compound [**Confidential Treatment Requested**]

1.27 “Library Product” means any Product containing a Library Compound as an active pharmaceutical ingredient.

1.28 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Product in any particular jurisdiction, such as an NDA in the U.S.

1.29 “NDA” means a New Drug Application, Abbreviated New Drug Application, Biologics License Application, or similar application which is required to be filed with the FDA to obtain a marketing approval of a Product in the United States.

1.30 “Net Sales” means, with respect to a particular time period, the total amounts invoiced by BioMarin, its Affiliates and their respective licensees for sales of Products made during such time period to unrelated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)	[**Confidential Treatment Requested**]

(b)	[**Confidential Treatment Requested**]

(c)	[**Confidential Treatment Requested**]

(d)	[**Confidential Treatment Requested**]

(e)	[**Confidential Treatment Requested**]

(f)	[**Confidential Treatment Requested**]

Each of the deductions set forth above shall be reasonable and customary, and in accordance with United States Generally Accepted Accounting Principles (GAAP). Notwithstanding the foregoing, amounts billed by BioMarin, its Affiliates, or their respective licensees for the sale of Products among BioMarin, its Affiliates or their respective licensees for resale shall not be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, the Products shall be deemed to be sold when shipped and a “sale” shall not include reasonable transfers or dispositions as samples or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, named patient, indigent access or patient assistance program), or transfers or dispositions for preclinical, clinical or regulatory purposes.

Net Sales for Combination Products, for the purpose of calculating BioMarin’s payment obligations hereunder, shall be determined as follows:

(i) In the event one or more Products are sold as part of a Combination Product in a particular country, and all pharmaceutical products contained in the Combination Product are sold separately in such country, the Net Sales of such Product(s), for the purposes of determining payments based on Net Sales, shall be determined by [**Confidential Treatment Requested**] in each case during the applicable Net Sales reporting period.

(ii) In the event one or more Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other pharmaceutical product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by [**Confidential Treatment Requested**] in each case during the applicable Net Sales reporting period. Under no circumstances can [**Confidential Treatment Requested**] exceed [**Confidential Treatment Requested**].

(iii) In the event that one or more of the Product(s) are not sold separately in finished form in the country, but all of the other pharmaceutical product(s) included in the Combination Product in such country are sold separately, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by [**Confidential Treatment Requested**] in each case during the applicable Net Sales reporting period.

(iv) In the event that the Net Sales of the Product(s) when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be decided by BioMarin and Repligen, acting in good faith, on the basis of the respective fair market values of the Product(s) and all other pharmaceutical products included in such Combination Product.

1.31 “Non-FA Indication” means an Indication other than Friedreich’s Ataxia.

1.32 “Patents” means (a) pending provisional and non-provisional patent applications, issued patents, utility models and designs; (b) continuations, continued prosecution applications, continuations-in-part, divisions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, extensions, renewals, supplementary protection certificates, and term restorations of any of the foregoing and (c) any foreign equivalent or counterpart of any of the foregoing.

1.33 “Phase 1 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate safety in healthy individuals or patients, to determine pharmacokinetic parameters and other key pharmaceutical properties of such Product (including absorption, metabolism, and elimination), or to determine the appropriate range of doses to evaluate in further clinical trials, in each case as described in 21 C.F.R. § 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.34 “Phase 2 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. A Phase 2/3 trial shall be considered to be both a Phase 2 Clinical Trial and a Phase 3 Clinical Trial.

1.35 “Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed; and (c) support Regulatory Approval of such

Product, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. A Phase 2/3 trial shall be considered to be both a Phase 2 Clinical Trial and a Phase 3 Clinical Trial. Any study publicly described as a pivotal study by BioMarin shall be considered a Phase 3 Clinical Trial.

1.36 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products.

1.37 “Product” means, on a product-by-product and country-by-country basis, a pharmaceutical formulation for use in diagnosis, treatment, prevention, or amelioration of any Indication in humans that includes or incorporates, as the active pharmaceutical ingredient, a [**Confidential Treatment Requested**] Histone Deacetylase Inhibitor that: (a) [**Confidential Treatment Requested**], (b) [**Confidential Treatment Requested**], or (c) [**Confidential Treatment Requested**]; provided, that in the event [**Confidential Treatment Requested**]. For the avoidance of doubt, any product that was licensed or acquired by BioMarin from a third party, or discovered by BioMarin as part of an independent development program without access to, reliance upon, or use of Repligen Confidential Information shall not be considered a Product.

1.38 “Regulatory Approval” means all approvals, including Pricing Approvals and government reimbursement approval (in each case if applicable), necessary for the commercial sale of a Product in a given country or regulatory jurisdiction.

1.39 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.40 “Regulatory Exclusivity” means market exclusivity granted by a Governmental Authority designed to prevent the entry of generic product(s) onto the market, including without limitation new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity and 180-day generic product exclusivity, or any equivalent of the foregoing in any country in the world.

1.41 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize a Product in a particular country or jurisdiction.

1.42 “Repligen Know-How” means all Information or other materials in Repligen’s possession or Control, [**Confidential Treatment Requested**]: (a) [**Confidential Treatment Requested**]; or (b) [**Confidential Treatment Requested**].

1.43 “Repligen Patents” means: (a) [**Confidential Treatment Requested**], and (b) [**Confidential Treatment Requested**].

1.44 “Repligen Technology” means Repligen Know-How and Repligen Patents.

1.45 “Royalty Term” has the meaning set forth in Section 4.3(c).

1.46 “Scripps Agreement” means the License Agreement, made and entered into as of April 6, 2007, by and between Repligen and The Scripps Institute, attached hereto as Exhibit C.

1.47 “Scripps Patents” means the “Licensed Patent Rights,” as defined in Section 1.4 of the Scripps Agreement.

1.48 “Third Party” means any entity other than Repligen or BioMarin or an Affiliate of Repligen or BioMarin.

1.49 “U.S.” means the United States of America.

1.50 “Valid Claim” means, with respect to any country, a claim of (a) an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Repligen Patents or the Scripps Patents, as the case may be, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a pending patent application that has not been cancelled, withdrawn or abandoned; provided, however, that if a claim of a pending patent application shall not have issued within [**Confidential Treatment Requested**] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim[**Confidential Treatment Requested**].

2.	TECHNOLOGY TRANSFER.

By March 15, 2014, Repligen shall promptly transfer to BioMarin: (a) the Repligen Know-How, [**Confidential Treatment Requested**] (b) all documents and Information in Repligen’s possession or Control that are useful or necessary for BioMarin to file, prosecute, and maintain the Repligen Patents and Scripps Patents; (c) the biological materials and reagents described on Exhibit D, and (d) a complete list of [**Confidential Treatment Requested**]. For clarity, clause (a) above shall include all [**Confidential Treatment Requested**] in the [**Confidential Treatment Requested**] and [**Confidential Treatment Requested**] [**Confidential Treatment Requested**], as described in Exhibit E.

3.	ASSIGNMENT OF TRANSFERRED ASSETS.

3.1 Assignment of Repligen Technology and Scripps Patents. Repligen hereby sells, assigns, transfers, conveys, and delivers to BioMarin, and BioMarin hereby purchases, accepts, and acquires from Repligen, all of Repligen’s right, title and interest in and to: (i) the Repligen Technology; and (ii) the Scripps Agreement. Within [**Confidential Treatment Requested**] of the Effective Date, Repligen shall deliver appropriate documentation to

BioMarin evidencing such assignment, which documentation shall be in appropriate form for recording such assignments with the relevant patent offices. After the end of such [**Confidential Treatment Requested**] period, Repligen will promptly execute all other documents that BioMarin delivers to Repligen that are reasonably necessary to perfect or evidence such assignment to BioMarin. BioMarin does not assume, shall not take subject to, and shall not be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Repligen or any Affiliate of Repligen related to the ownership of the Repligen Technology and the Scripps Patents prior to the Effective Date; and such liabilities and obligations shall remain the responsibility of Repligen. Furthermore, Repligen shall continue to be responsible for all Third Party agreements and obligations not assigned to BioMarin under this Agreement, and BioMarin shall have no responsibility or liability for such agreements and obligations.

3.2 No Implied Licenses. No right or license under any Information or Patents of BioMarin, the Repligen Technology, or the Scripps Patents is granted or shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

3.3 Exclusivity. For a period of [**Confidential Treatment Requested**] from the Effective Date, Repligen and its Affiliates shall not (directly or indirectly, and either with or without a bona fide Third Party collaborator) [**Confidential Treatment Requested**]. Upon Repligen’s or its Affiliate’s material breach of this Section 3.3, BioMarin’s payment obligations under Section 4.2 and 4.3 shall terminate.

4.	PAYMENTS.

4.1 Upfront Payment. BioMarin shall pay to Repligen a non-refundable, non-creditable cash payment of Two Million Dollars ($2,000,000) within fifteen (15) days after the Effective Date. In addition, upon BioMarin’s acceptance that Repligen has completed the technology transfer required under Article 2, BioMarin shall pay Repligen $[**Confidential Treatment Requested**] to reimburse Repligen for the cost of the studies set forth in Exhibit E.

4.2 Development Milestone Payments.

(a) Any [**Confidential Treatment Requested**]. Within [**Confidential Treatment Requested**] after the first achievement by BioMarin or its Affiliate or licensee of the development milestone event set forth below with respect to [**Confidential Treatment Requested**], BioMarin shall pay to Repligen the corresponding milestone payment set forth below:

[**Confidential Treatment Requested**]

Milestone Event	Milestone Payment

Enrollment of the first patient in the first [**Confidential Treatment Requested**] for treatment of Friedreich’s Ataxia:

[**Confidential Treatment Requested**]

[**Confidential Treatment Requested**]

[**Confidential Treatment Requested**]

[**Confidential Treatment Requested**]

[**Confidential Treatment Requested**]

$[**Confidential Treatment Requested**] $[**Confidential Treatment Requested**] $[**Confidential Treatment Requested**] $[**Confidential Treatment Requested**] $[**Confidential Treatment Requested**]

For the avoidance of doubt, the milestone payment in this Section 4.2(a) is in addition to any milestones payable in section 4.2(b) or 4.2(c).

(b) First FA Library Product. Within [**Confidential Treatment Requested**] days after the first achievement by BioMarin or its Affiliate or licensee of each development milestone event set forth below with respect to the First FA Library Product to achieve the relevant development milestone event, BioMarin shall pay to Repligen the corresponding milestone payment set forth below:

	Milestone Event	Milestone Payment
(i)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(ii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(iii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(iv)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

	Milestone Event	Milestone Payment
(v)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(vi)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(vii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(viii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(ix)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(x)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(xi)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

[1]	Each of the indicated milestones shall be payable [**Confidential Treatment Requested**]. Such milestone(s) shall not be payable [**Confidential Treatment Requested**]. For example, [**Confidential Treatment Requested**] then [**Confidential Treatment Requested**].

In the event that a milestone event specified in Sections 4.2(b)(ii)—(iv) is achieved prior to one or more preceding Milestone Events (as determined by the order in which the Milestone Events are specified above), then all such preceding unachieved Milestone Events will be considered achieved and the related unpaid Milestone Payments shall be due. In the event that either Milestone Event specified in Section 4.2(b)(v) or (vi) is achieved, then all preceding unachieved Milestone Events specified in Sections 4.2(b)(i)—(iv) will be considered achieved and the related unpaid Milestone Payments shall be due. In the event that the milestone event specified in 4.2(b)(viii) is achieved, then the Milestone Events in Sections 4.2(b)(i)-(iv) and (vi) shall be considered achieved and, if unpaid, the corresponding Milestone Payments shall be due. In the event that a milestone event specified in Sections 4.2(b)(x) or (xi) is achieved, then the Milestone Event in Section 4.2(b)(ix) will be considered achieved and, if unpaid, the corresponding Milestone Payment shall be due.

Except as expressly set forth in Note 1 above, each milestone set forth in the table above shall be payable [**Confidential Treatment Requested**]. The maximum amount payable for the First FA Library Product is $[**Confidential Treatment Requested**] for Friedreich’s Ataxia and $[**Confidential Treatment Requested**] for each of two Non-FA Indications, for maximum total development milestone payments under this Section 4.2(a) of $[**Confidential Treatment Requested**].

(c) First Non-FA Library Product and Back-up Products. Within [**Confidential Treatment Requested**] days after the first achievement by BioMarin or its Affiliate or licensee of each development milestone event set forth below with respect to the First Non-FA Library Product and a Back-up Product, BioMarin shall, in each such case, pay to Repligen the corresponding milestone payment set forth below:

	Milestone Event	Milestone Payment
(i)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(ii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(iii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(iv)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(v)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(vi)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(vii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

(viii)	[**Confidential Treatment Requested**]	$[**Confidential Treatment Requested**]

[2]	In the event the first Indication is [**Confidential Treatment Requested**] and the [**Confidential Treatment Requested**] has already achieved this milestone, the milestone payment indicated in this Section 4.2(c) shall not be payable unless and until it is achieved by [**Confidential Treatment Requested**] or a [**Confidential Treatment Requested**] in a [**Confidential Treatment Requested**].
[3]	Such milestone(s) shall not be payable in the event the [**Confidential Treatment Requested**] has achieved the [**Confidential Treatment Requested**] in the same Indication. For example, if the [**Confidential Treatment Requested**] achieves the milestone in [**Confidential Treatment Requested**], and the [**Confidential Treatment Requested**] later achieves the milestone in [**Confidential Treatment Requested**] in the same Indication, then no payment shall be due for the milestone in [**Confidential Treatment Requested**].

With respect to the First FA Library Product or a given Back-up Product:

(1) in the event that a milestone event [**Confidential Treatment Requested**] is achieved prior to one or more preceding Milestone Events (as determined by the order in which the Milestone Events are specified above), then all such preceding unachieved Milestone Events will be considered achieved and the related unpaid Milestone Payments shall be due;

(2) in the event that either Milestone Event [**Confidential Treatment Requested**] is achieved, then all preceding unachieved Milestone Events specified in Sections 4.2(c)(i)—(iii) will be considered achieved and the related unpaid Milestone Payments shall be due; and

(3) in the event that a milestone event specified in [**Confidential Treatment Requested**] is achieved, then the Milestone Event in [**Confidential Treatment Requested**] will be considered achieved and, if unpaid, the corresponding Milestone Payment shall be due.

Each milestone set forth in the table above shall be payable [**Confidential Treatment Requested**], regardless of how many Products achieve such milestone and regardless of whether the same Product achieves such milestone more than once. The maximum amount payable under this Section 4.2(c) for a single Product (i.e. either the First Non-FA Library Product or a Back-up Product) is $[**Confidential Treatment Requested**] for [**Confidential Treatment Requested**] Indication and $[**Confidential Treatment Requested**] for [**Confidential Treatment Requested**] Indication for a single Product, for maximum total development milestone payments under this Section 4.2(c) of $[**Confidential Treatment Requested**].

In the event a Back-Up Product is a “Product” [**Confidential Treatment Requested**] (a “[**Confidential Treatment Requested**] Product”), then the milestones payable under this section for such Back-Up Product shall [**Confidential Treatment Requested**] as follows:

Enrollment of the first patient in [**Confidential Treatment Requested**] occurs:	Percent of applicable milestone payable
[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

4.3 Royalty Payments.

(a) First FA Library Product and First Non-FA Library Product. For the First FA Library Product and the First Non-FA Library Product, BioMarin shall pay to Repligen non-refundable, non-creditable royalty payments during the applicable Royalty Term, as calculated (i) by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental Net Sales of such Products in the applicable calendar year and (ii) by subsequently making all applicable adjustments in accordance with Section 4.3(d).

Annual Net Sales	Royalty Rate
For that portion of annual Net Sales that is less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%

(b) Back-up Products. For Back-up Products, BioMarin shall pay to Repligen non-refundable, non-creditable royalty payments during the applicable Royalty Term, as calculated (i) by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental Net Sales of such Products in the applicable calendar year and (ii) by subsequently making all applicable adjustments in accordance with Section 4.3(d).

Annual Net Sales of Back-up Products	Royalty Rate for Back-up Products other than Derived Products	Royalty Rate for Derived Products[4]

For that portion of annual Net Sales that is less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**] but less than or equal to $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%	[**Confidential Treatment Requested**]%

For that portion of annual Net Sales that is greater than $[**Confidential Treatment Requested**]	[**Confidential Treatment Requested**]%	[**Confidential Treatment Requested**]%

[4]	Royalties shall only be payable for [**Confidential Treatment Requested**] Products for which enrollment of the first patient in [**Confidential Treatment Requested**] occurs prior to [**Confidential Treatment Requested**]. For any [**Confidential Treatment Requested**] Product for which enrollment of the first patient in [**Confidential Treatment Requested**] occurs on or after [**Confidential Treatment Requested**], the royalty rate will be [**Confidential Treatment Requested**] percent ([**Confidential Treatment Requested**]%). [**Confidential Treatment Requested**]

(c) Royalty Term. Royalties shall be paid under this Section 4.3, on a country-by-country and Product-by-Product basis, during the period of time beginning from the First Commercial Sale of such Product in such country until the later of: (i) the expiration of Regulatory Exclusivity for such Product in such country; (ii) the expiration of the last-to-expire Valid Claim claiming such Product in such country; or (iii) [**Confidential Treatment Requested**] (the “Royalty Term”). In the event that, in a given jurisdiction, there is no Valid Claim claiming a given Product [**Confidential Treatment Requested**] but [**Confidential Treatment Requested**], then the royalty payable by BioMarin shall be [**Confidential Treatment Requested**] percent ([**Confidential Treatment Requested**]%) of the royalty rate otherwise applicable under Section 4.3(a) or Section 4.3(b).

(d) Royalty Adjustments. To the extent applicable, BioMarin may apply any and all of the following adjustments to the royalty payments due to Repligen under this Section 4.3(d), and these deductions shall apply in addition to any royalty deduction applied under Section 4.3(c)(iii).

(i) Third Party Intellectual Property. If BioMarin, in its reasonable judgment, is required to obtain a license from any Third Party under any intellectual property owned or controlled by such Third Party that would be infringed or misappropriated by the importation, sale, manufacture or use of a Product, then, the royalty payment that would otherwise be due pursuant to this Section 4.3 shall be reduced by [**Confidential Treatment Requested**] percent ([**Confidential Treatment Requested**]%) of the amount of the royalty payments made by BioMarin to such Third Party; provided, however, that the royalty payment that would otherwise be due pursuant to this Section 4.3 with respect to a particular calendar quarter [**Confidential Treatment Requested**]. BioMarin may carry forward to a subsequent calendar quarter any amounts that it was not able to deduct as a result of the foregoing proviso.

(ii) Generic Product. During the portion of the applicable Royalty Term in a particular country where there are one or more products being sold in such country that are Generic Products with respect to a particular Product, then the royalty payment that would otherwise be due pursuant to this Section 4.3 with respect to such Product in such country shall be reduced by [**Confidential Treatment Requested**] percent ([**Confidential Treatment Requested**]%). [**Confidential Treatment Requested**]

(iii) Royalty [**Confidential Treatment Requested**]. BioMarin may [**Confidential Treatment Requested**], applicable to [**Confidential Treatment Requested**] and [**Confidential Treatment Requested**], by [**Confidential Treatment Requested**], subject to [**Confidential Treatment Requested**], provided such [**Confidential Treatment Requested**] shall not [**Confidential Treatment Requested**] above, by: (a) [**Confidential Treatment Requested**], or (b) [**Confidential Treatment Requested**]. Only if BioMarin first exercises [**Confidential Treatment Requested**], then BioMarin may [**Confidential Treatment Requested**], subject to [**Confidential Treatment Requested**], by: (a) [**Confidential Treatment Requested**], or (b) [**Confidential Treatment Requested**]. BioMarin may [**Confidential Treatment Requested**], subject to [**Confidential Treatment Requested**], provided such [**Confidential Treatment Requested**], by [**Confidential Treatment Requested**] per [**Confidential Treatment Requested**], or [**Confidential Treatment Requested**] per [**Confidential Treatment Requested**].

4.4 Royalty Reports and Payments. Within [**Confidential Treatment Requested**] days following the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of any Product occurs, BioMarin shall provide Repligen with a report containing the following information for the applicable calendar quarter, on a country-by-country and Product-by-Product basis: [**Confidential Treatment Requested**]. Concurrent with the delivery of the applicable quarterly report, BioMarin shall pay in Dollars all amounts due to Repligen pursuant to Section 4.3 with respect to Net Sales by BioMarin, its Affiliates and their respective sublicensees for such calendar quarter.

4.5 Obligations to Third Parties. BioMarin shall be responsible for all [**Confidential Treatment Requested**]. BioMarin acknowledges that anything herein to the contrary notwithstanding, the rights granted to BioMarin to and under the Scripps Agreement, including rights to the Scripps Patents and any other intellectual property of Scripps, are in all cases subject to the terms, conditions and limitations set forth in the Scripps Agreement.

4.6 Payment Method. All payments due to Repligen hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Repligen.

4.7 Records; Audits. BioMarin and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Repligen to confirm the accuracy of the calculation of royalty payments and the achievement of milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [**Confidential Treatment Requested**] years from the end of the calendar year to which they pertain for examination, and not more often than [**Confidential Treatment Requested**] each calendar year, by an independent certified public accountant selected by Repligen and reasonably acceptable to BioMarin, for the sole purpose of verifying the accuracy of the previously unaudited financial reports furnished by BioMarin pursuant to this Agreement. Any such auditor shall not disclose BioMarin’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by BioMarin or the amount of payments due by BioMarin to Repligen under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [**Confidential Treatment Requested**] days from the accountant’s report. Repligen shall bear the full cost of such audit unless such audit discloses an underpayment by the BioMarin of more than [**Confidential Treatment Requested**] percent ([**Confidential Treatment Requested**]%) of the amount due, in which case BioMarin shall bear the reasonable cost of such audit.

4.8 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by BioMarin to Repligen under this Agreement. To the extent BioMarin is required to deduct and withhold taxes on any payment to Repligen, BioMarin shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Repligen an official tax certificate or other evidence of such withholding sufficient to enable Repligen to claim such payment of taxes. Repligen shall provide BioMarin any tax forms that may be reasonably necessary in order for BioMarin not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

5.	REPRESENTATIONS AND WARRANTIES.

5.1 Each Party hereby represents and warrants to the other Party as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and

(c) It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

5.2 Repligen hereby represents, warrants and covenants that:

(a) It has sufficient legal or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Repligen Technology and the Scripps Patents to grant the assignments to BioMarin as purported to be granted pursuant to this Agreement. As of the Effective Date, Repligen is the sole owner of all right, title and interest in and to (free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind) of the Repligen Technology identified in Exhibit G (“Owned Repligen Technology”; all remaining Repligen Technology is “Licensed Repligen Technology”).

(b) It has not received any written notice from any Third Party asserting or alleging that any research or development of the Products by Repligen prior to the Effective Date infringed or misappropriated the intellectual property rights (including any trade secrets) of such Third Party. The Repligen Technology and the Scripps Patents existing as of the Effective Date were not obtained in violation of any contractual or fiduciary obligation owed by Repligen or its employees or agents to any Third Party.

(c) To Repligen’s knowledge, (i) the research, development, manufacture, use and sale after the Effective Date of Products can be carried out in the manner reasonably contemplated as of the Effective Date, and (ii) the research, development, manufacture and use prior to the Effective Date of Products by or on behalf of Repligen has been carried out, without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or controlled by a Third Party.

(d) There are no pending, and to Repligen’s knowledge no threatened, adverse actions, suits or proceedings against Repligen involving Repligen Technology, Scripps Patents, or the Products.

(e) To Repligen’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Repligen Technology or Scripps Patents existing as of the Effective Date (in the case of pending claims, evaluating them as if issued as of the Effective Date).

(f) It has not conveyed or licensed, and will not attempt to convey or license after the Effective Date, to a Third Party any right, title, or interest in, to or under any Repligen Technology or Scripps Patents (including to the Scripps Agreement) which conflicts with any rights and licenses granted to BioMarin under this Agreement.

(g) The Scripps Agreement is in full force and effect in accordance with its terms, and Repligen is not in breach of such agreement and has not received notice from any party to the Scripps Agreement that it is in breach of any such agreement.

(h) To Repligen’s knowledge, no person, other than former or current employees of Repligen who are obligated in writing to assign his/her inventions to Repligen, is an inventor of any of the inventions within the Owned Repligen Technology.

(i) The development of Products has been conducted prior to the Effective Date by Repligen and its Affiliates and, to the knowledge of Repligen, its independent contractors, in compliance in all material respects with all applicable Laws, including all public health, environmental, and safety provisions thereof.

(j) It has disclosed to BioMarin all material information known to Repligen with respect to the safety and efficacy of Products as determined from nonclinical or clinical studies.

(k) Exhibit B sets forth all of the Patents Controlled by Repligen or its Affiliates as of the Effective Date that relate to Repligen’s HDAC inhibitor program, and, other than such Patents, there are no inventions described in an invention disclosure form or draft patent application relating to HDAC inhibitors in Repligen’s or its Affiliates’ Control.

(l) All patent applications within the Repligen Patents are still pending and all issued Patents within the Repligen Patents are in good standing and have not been abandoned.

(m) The Repligen Patents are not the subject of any interference, opposition, reexamination, reissue or similar proceeding.

6.	DILIGENCE.

6.1 BioMarin Diligence Obligations. BioMarin shall, directly or indirectly through one or more sublicensees or assignees, use Commercially Reasonable Efforts to commercialize [**Confidential Treatment Requested**]. BioMarin shall provide written annual reports within 30 days of each anniversary of the Effective Date to Repligen detailing progress made with Products during such preceding annual period including [**Confidential Treatment Requested**]. For clarity, BioMarin shall have no obligation to commercialize [**Confidential Treatment Requested**]. BioMarin’s obligations under this Section 6.1 shall terminate upon the later of: (a) expiration of the last Valid Claim within the Repligen Patents, and (b) the tenth (10th) anniversary of the Effective Date.

6.2 Impact of Failed Diligence. If BioMarin is in breach of Section 6.1 and fails to cure such breach within [**Confidential Treatment Requested**] of written notice by Repligen detailing the nature of such breach, then: (a) [**Confidential Treatment Requested**], and (b) [**Confidential Treatment Requested**]. Within [**Confidential Treatment Requested**] of Repligen’s written notice to BioMarin that [**Confidential Treatment Requested**], the Parties [**Confidential Treatment Requested**]. As part of any such [**Confidential Treatment Requested**], Repligen shall, [**Confidential Treatment Requested**]. For clarity, BioMarin shall [**Confidential Treatment Requested**] except [**Confidential Treatment Requested**].

7.	INDEMNIFICATION.

7.1 Indemnification by Repligen. Repligen shall defend, indemnify, and hold BioMarin and its Affiliates and their respective officers, directors, employees, and agents (the “BioMarin Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BioMarin Indemnitees (collectively, “BioMarin Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such BioMarin Indemnitee (collectively, “BioMarin Claims”) that arise from or are based on: (a) [**Confidential Treatment Requested**]; or (b) [**Confidential Treatment Requested**]. The foregoing indemnity obligation shall not apply to the extent that [**Confidential Treatment Requested**].

7.2 Indemnification by BioMarin. BioMarin shall defend, indemnify, and hold Repligen and its Affiliates and their respective officers, directors, employees, and agents (the “Repligen Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BioMarin Indemnitees (collectively, “Repligen Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Repligen Indemnitee (collectively, “Repligen Claims”) that arise from or are based on: (a) [**Confidential Treatment Requested**], or (b) [**Confidential Treatment Requested**], or (c) [**Confidential Treatment Requested**]. The foregoing indemnity obligation shall not apply to the extent that (i) the Repligen Indemnitees fail to comply with the indemnification procedures set forth in Section 7.3 and [**Confidential Treatment Requested**], or (ii) [**Confidential Treatment Requested**].

7.3 Indemnification Procedures. The Party claiming indemnity under this Article 7 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such BioMarin Claims or Repligen Claims (as applicable) (each a “Claim”). The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. [**Confidential Treatment Requested**] If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 7.

7.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT [**Confidential Treatment Requested**].

7.5 Insurance. Each Party shall procure and maintain insurance adequate to cover its activities hereunder, consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 7. Each Party shall provide the other Party with written evidence of such insurance upon request.

8.	INTELLECTUAL PROPERTY.

8.1 Patent Prosecution.

(a) Scripps Patents. The preparation, filing, prosecution, maintenance and enforcement of the Scripps Patents will be carried out by [**Confidential Treatment Requested**], and Repligen will have no rights or obligations with respect to such preparation, filing, prosecution, and maintenance of the Scripps Patents.

(b) Repligen Patents. BioMarin shall have the sole right to file, prosecute, and maintain the Repligen Patents and shall use Commercially Reasonable Efforts to do so in order to support the development and commercialization of Products. Repligen shall provide BioMarin all reasonable assistance and cooperation, [**Confidential Treatment Requested**], in BioMarin’s patent prosecution efforts with respect to such Patents, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution and making inventors available for consultations, declaration, examiner interviews and the like. [**Confidential Treatment Requested**] In addition, at Repligen’s request, [**Confidential Treatment Requested**] of the Repligen Patents. If BioMarin decides to abandon any of the Repligen Patents Families based on the applications: (i) [**Confidential Treatment Requested**]; (ii) [**Confidential Treatment Requested**]; (iii) [**Confidential Treatment Requested**]; or (iv) [**Confidential Treatment Requested**], as set forth in Exhibit B, BioMarin will notify Repligen at least [**Confidential Treatment Requested**] in advance of the event that would result in abandonment of such Repligen Patent Family, [**Confidential Treatment Requested**] As used in this Section 8.1(b), a Repligen Patent Family means one of the applications listed in the preceding sentence and any Repligen Patent derived from and claiming priority to such application; provided that, with respect to the provisional application, [**Confidential Treatment Requested**] A Repligen Patent Family shall be considered to be abandoned by BioMarin if BioMarin has chosen to terminate patent prosecution of the last Valid Claim of all Repligen Patents within such Repligen Patent Family. [**Confidential Treatment Requested**] [**Confidential Treatment Requested**]

8.2 Infringement of Repligen Patents by Third Parties.

(a) Notification. If Repligen becomes aware of any existing or threatened infringement of any Repligen Patent by a Third Party, (an “Infringement”), it shall promptly notify BioMarin in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

(b) Enforcement Rights. BioMarin shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Infringement, [**Confidential Treatment Requested**]

(c) Collaboration. Repligen shall provide to BioMarin (i) all Information available to Repligen regarding such alleged Infringement and (ii) reasonable assistance in such enforcement described in subsection (b), [**Confidential Treatment Requested**], including joining such action as a party plaintiff if required by applicable Laws to pursue such action.

(d) Settlement. BioMarin shall have the sole authority, at its sole discretion, to settle any claim, suit or action regarding an Infringment.

(e) Expenses and Recoveries. [**Confidential Treatment Requested**] If BioMarin recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to [**Confidential Treatment Requested**], and any remaining amounts shall be [**Confidential Treatment Requested**].

(f) Trademarks. BioMarin shall have the right to brand the Products using BioMarin-related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”); provided that BioMarin shall not, and shall ensure that its Affiliates and licensees will not, make any use of the trademarks or house marks of Repligen (including Repligen’s corporate name) or any trademark confusingly similar thereto. BioMarin shall own all rights in the Product Marks and shall register and maintain, at its own cost and expense, the Product Marks in the countries and regions that it determines reasonably necessary.

9.	TREATMENT OF CONFIDENTIAL INFORMATION.

For purposes of this Agreement, “Confidential Information” shall mean all non-public scientific, technical, financial or business information which is disclosed by BioMarin to Repligen, whether in writing, or by oral or visual disclosure or presentation, and which is treated by BioMarin as confidential or proprietary; provided, that all Repligen Technology and the Scripps Patents are also deemed to be Confidential Information of BioMarin. Notwithstanding the foregoing, “Confidential Information” shall not include information that Repligen can demonstrate by competent evidence:

(a) was already known to Repligen, other than under an obligation of confidentiality, at the time of disclosure by BioMarin;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to Repligen;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Repligen in breach of this Agreement;

(d) is independently discovered or developed by Repligen (outside of the Research) without the use of Confidential Information of BioMarin; or

(e) was disclosed to Repligen, on a non-confidential basis, by a third party who had no obligation to BioMarin not to disclose such information to others.

Notwithstanding the foregoing, Repligen shall not be prohibited from disclosing BioMarin’s Confidential Information to the extent such information is required to be disclosed by court order or by applicable law or government regulation; provided, however, that in such event, Repligen shall give reasonable advance notice (except where impracticable) to BioMarin of such required disclosure and, at BioMarin’s request and expense, shall cooperate with BioMarin’s efforts to contest such disclosure, and/or to obtain a protective order or other confidential treatment of the Confidential Information required to be disclosed.

Repligen agrees that it will hold Confidential Information received from BioMarin in secrecy and confidence and will not disclose it to any Third Party, or use it for any purpose, other than for the purpose of the performance of this Agreement. Repligen further agrees that it will restrict disclosure of Confidential Information within its own organization and Affiliates to those persons having a need to know it for the purpose of this Agreement, and that such persons will be advised of the obligation set forth in this Agreement and obligated in like fashion. If Repligen learns of any disclosure by it or its employees, agents, independent contractors, or Affiliates of any Confidential Information of BioMarin not in accordance with this Section 9, Repligen shall promptly notify BioMarin of such unauthorized disclosure.

The above obligations of Repligen with respect to its treatment of Confidential Information shall commence as of the Effective Date and continue for a period of ten (10) years following disclosure of such Confidential Information. This Agreement shall not be construed as granting any license rights with respect to the Confidential Information. Except as otherwise required by applicable laws and regulations or rules of any securities exchange, the Parties hereby agree that any disclosure of the terms and conditions of this Agreement shall be subject to the other Party’s prior written agreement; provided, however, that each Party may disclose the terms and conditions of this Agreement to a prospective or actual investor, acquirer, licensee or collaborator pursuant to a written confidentiality agreement of the same or more restrictive provisions as those contained herein, and provided further that if any such disclosure is required by laws, regulations or rules of a securities exchange, the Party required to make such disclosure shall notify the other Party of any such disclosure and shall seek confidential treatment of portions of this Agreement where reasonably available.

10.	NOTICES.

10.1 All notices and statements to either Party required under this Agreement shall be made in writing delivered via certified mail, return receipt requested, courier, provided that evidence of delivery is made, or facsimile with confirmation of such transmission addressed to such Party at the following addresses or faxed to the appropriate numbers set forth below (with the copies to other Parties set forth below) or to such other address as may be designated from time to time:

To Repligen:

Repligen Corporation

41 Seyon Street

Building 1, Suite 100

Waltham, MA 02453

Attn: President Fax: (781)250-0115

To BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, CA 94949

Attn: General Counsel

Fax: (415) 382-7889

10.2 All notices and statements provided to a Party hereunder shall be deemed to have been given as of the date received, or at the time of delivery of a facsimile to the relevant facsimile number above.

10.3 Each Party hereto may change its address and contact information set forth above for the purpose of this Agreement by providing written notice to the other Party of the same from time to time.

11.	DISPUTE RESOLUTION

11.1 Executive Officers. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with the following Sections 11.2 and 11.3.

11.2 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California, without regard to conflict of law provisions.

11.3 Jurisdiction; Venue. Any dispute arising under this Agreement, or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the city of San Francisco, California. Consistent with the preceding sentence, each of the Parties: (a) expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the city of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding; (b) expressly agrees that the courts of competent jurisdiction in the city of San Francisco, California shall be deemed to be a convenient forum; and (c) expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the courts of competent jurisdiction in the city of San Francisco, California, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

12.	MISCELLANEOUS.

12.1 Acknowledgement. Each Party acknowledges that it has negotiated and entered into this Agreement in good faith.

12.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

12.3 Interpretation.

(a) The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement.

(b) Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(c) The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(d) Whenever the context requires: the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(e) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(f) As used in this agreement “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.4 Assignment. This Agreement shall not be assigned by either Party, without the prior written consent of the other Party; provided that BioMarin may assign this Agreement without such consent: (i) to an Affiliate of BioMarin; (ii) in the event of a merger, consolidation or similar reorganization of BioMarin with or into a Third Party, whether by acquisition, merger, sale of stock, change of control or otherwise, or (iii) in the event of a sale of all or substantially all of the assets of BioMarin to which this Agreement relates, this Agreement shall be assigned to or become the obligation and liability of the acquiring entity. Any purported assignment in violation of this Section 12.4 shall be void.

12.5 Force Majeure. If the performance of this Agreement or any obligation hereunder (except for the payment of money) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure raw materials, power or supplies, war, invasion, civil commotion or other violence, compliance with any order of any governmental authorities or any other act or conditions whatsoever beyond the reasonable control of either Party hereto, the Party so affected upon giving a prompt notice to the other Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed, to the extent commercially reasonable.

12.6 Entirety of Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or understandings other than those expressly set forth herein, and no rights or duties on the part of either Party are to be implied or inferred beyond those expressly herein provided for. The Parties may, from time to time during the term of this Agreement, amend, modify, vary, waive or alter any of the provisions of this Agreement, but only by a written instrument that makes specific reference to this Agreement which is duly executed by each Party, or in the case of waiver, by the Party or Parties waiving compliance.

12.7 Further Assurances. Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

12.8 No Partnership. For the purposes of this Agreement and all obligations to be performed hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

12.9 Use of Other Party’s Name. Neither Party shall use the name, trademark, trade name or logo of the other Party or their respective employee(s) in any publicity, promotion, press release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable laws or regulations.

12.10 Waiver. The waiver by either Party of any breach, default or omission in the performance or observance of any of the terms of this Agreement by the other Party shall not be deemed to be a waiver of any other such breach, default or omission. Any waiver of this Agreement must be in writing and signed by the waiving Party to be effective.

12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Asset Purchase and Research Agreement to be effective as of the Effective Date.

BIOMARIN PHARMACEUTICAL INC.		REPLIGEN CORPORATION

By:	/s/ Scott Clarke	By:	/s/ Howard Benjamin
Name: Scott Clarke		Name:	Howard Benjamin
Title: VP BD & Scientific Licensing		Title:	VP BD

EXHIBIT A

Repligen Library Compound

Comp_ID RGFP#	Structure
[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT B

Repligen Patents

WO (Family) Number	F&R #	STATUS	APPLN #	FILED	PATENT #	ISSUED	TITLE
[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT C

Scripps Agreement

[Omitted]

Already filed as Exhibit 10.18 to Repligen Corporation’s Annual Report on Form 10-K for the year ended March 31, 2007 and incorporated herein by reference.

EXHIBIT D

Biological Materials and Reagents to be Transferred to BioMarin

Summary of chemical and biological material Repligen will transfer to BioMarin upon signing of the agreement:

1. [**Confidential Treatment Requested**]

2. [**Confidential Treatment Requested**]

3. [**Confidential Treatment Requested**]

4. [**Confidential Treatment Requested**]

[**Confidential Treatment Requested**]

Note: all quantities are approximation

X g	compound available in bigger bottles in indicated quantity	compound is no longer available	compound available in small vials

Comp_ID RGFP #	Structure	< 10 mg vials	large bottles	not available
[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT E

Reimbursable Activities

[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT F

Foundation Grants

Agency	Execution Date	Goal	Amount
[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

EXHIBIT G

Owned Repligen Technology

[**Confidential Treatment Requested**]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[**Confidential Treatment Requested**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.